EXHIBIT 10.1

                          PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") dated as of the 5th day of June, 2003, is between JAED PRODUCTION COMPANY, INC a privately-held Subchapter S corporation organized and existing under the laws of Kansas ("Seller"), and DELTA PETROLEUM CORPORATION, a publicly-held corporation organized and existing under the laws of Colorado ("Buyer"). Seller and Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

     In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                  ARTICLE 1
                             PURCHASE AND SALE

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for all of Seller's right, title and interest in and to the Interests.

     1.2 Interests. All of the following shall be referred to in this Agreement collectively as the "Interests" and individually as an "Interest:"

          (a) The oil, gas and mineral leases in the counties described on Exhibit "A" attached hereto (collectively, the "Leases"), including, without limitation, working interests, overriding royalty interests, royalty interests and any other interests of a similar nature affecting the lands covered by the Leases (collectively, the "Lands").

          (b)     The oil and gas wells described on Exhibit "A"
(individually, a "Well," and collectively, the "Wells"), together with all oil, natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate and other minerals produced from such Wells.

          (c) All unitization, communitization, pooling, agreements, working interest units created by operating agreements, partnership agreements and orders covering the Leases and Lands, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively, the "Units").

          (d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, equipment, platforms and facilities, fixtures and improvements, which are directly incident or attributable to or underlie the Leases, Lands, Wells or Units with the production, transportation, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (collectively, the "Equipment").

           (e) The licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Leases, Lands, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Leases, Lands, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way;


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easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of hydrocarbons; and all other contracts and agreements related to the Leases, Lands, Wells, Units and/or Equipment.

          (f) Subject to Section 1.3 below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Interests in the possession of Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), production records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e., the materials are not subject to a proprietary agreement precluding their transfer to Buyer), and, to the extent transferable, all other contract rights, intangible rights (excluding Seller's trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Interests.

          (g) All payments, and all rights to receive payments, with respect to the ownership of the production of hydrocarbons from or the conduct of operations on the Interests accruing after the Effective Time.

     1.3 Reserved Interests. Notwithstanding any provision of this Agreement to the contrary, Seller reserves and retains (i) Seller's corporate, financial, tax and legal records and other business records; (ii) cash, bank accounts, letters of credit, travel letter accounts and prepaid insurance;
(iii) the management information systems, accounting software and other intellectual property rights of Seller used by Seller in the management and administration of its business; (iv) all claims that Seller may have under any policy of insurance, indemnity or bond maintained by Seller other than claims relating to property damage or casualty loss affecting the Interests occurring between the Effective Time and Closing (which claims shall be included in the Interests); (v) all accounts receivable, trade credits or notes receivable relating to transactions processed by Seller prior to the Effective Time; (vi) any files or records that Seller is contractually or otherwise obligated not to disclose to Buyer; (vii) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property occurring prior to the Effective Time; (viii) engineering studies or reserve reports relating to the Interests; and (ix) all interests and rights not included in the definition of the Interests (the "Reserved Interests").

     1.4 Effective Time. The purchase and sale of the Interests shall be effective as of June 1, 2003, at 12:01 a.m., Central Daylight Time (herein called the "Effective Time").

     1.5 Closing Date. The purchase and sale of the Interests pursuant to this Agreement ("Closing") shall be at 10:00 a.m. Mountain Daylight Time on June 23, 2003 ("Closing Date") unless a different date is agreed to in writing by both Parties.
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      1.6     Ownership of the Interests.  Upon Closing, Seller shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership attributable to the Interests for the period of time prior to the Effective Time and Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligations of such ownership attributable to the Interests for the period of time from and after the Effective Time.
All expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom) attributable to the Interests, shall be:
(i) allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Time; or (ii) allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Time.
All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to Seller.
All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall accrue to the benefit of Buyer and shall become a part of the Interests. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the records maintained by the operator of the relevant Interest, unless such records are demonstrated to be inaccurate.

     1.7 Risk of Loss. Buyer shall assume all risk of loss with respect to the Interests from and after the Effective Time to Closing and thereafter should Closing occur. Except as specifically set forth in Section 11.1 with respect to any damages caused by Buyer's environmental inspection of the Interests, Seller shall retain all risk of loss with respect to the Interests at all times should Closing not occur.

                                ARTICLE 2
                             PURCHASE PRICE

     2.1 Purchase Price. The purchase price for the Interests shall be comprised of Nine Million Dollars ($9,000,000) paid by wire transfer or other immediately available funds (the "Money Payment") and Two Hundred Thousand (200,000) shares of Buyer's Common Stock (the "Stock Payment"). The Money Payment and the Stock Payment shall collectively be herein called the "Purchase Price." At Closing, the Money Payment of the Purchase Price shall be adjusted as set forth in Section 2.3 below.

     2.2 Earnest Money Deposit. At the time of execution of that certain letter of intent between the Parties dated May 13, 2003 that relates to this Agreement, Buyer delivered to Seller an earnest money deposit in the amount of $50,000 (the "Deposit"), which Deposit shall become the property of Seller and non-refundable to Buyer upon the due execution of this Agreement by both Parties except as specifically set forth herein to the contrary. If this Agreement is not executed by both parties on or before June 5, 2003, the Deposit shall be refunded to Buyer without any deduction therefrom or interest thereon. If Closing fails to occur after execution of this Agreement through no fault of either Party or as a result of Buyer's breach of any of its obligations, representations or warranties set forth in this Agreement, the Deposit shall be retained by the Seller. If Closing fails to occur after

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execution of this Agreement as a result of Seller's failure to perform,
Seller's voluntary termination of this Agreement or Seller's breach of any of its obligations, representations or warranties set forth in this Agreement, the Seller shall refund the full amount of the Deposit to the Buyer within three days after Buyer's written demand for such refund. If Closing occurs, the Deposit shall be applied to the Adjusted Purchase Price.

     2.3 Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Adjusted Purchase Price":

          (a) The Purchase Price shall be adjusted upward by the following:

               (i) The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Interests paid by or on behalf of Seller in connection with the operation of the Interests and which are, according to generally accepted accounting principles, attributable to the period of time between the Effective Time and Closing Date. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or measured by the ownership of the Interests, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges at normal company overhead labor rates and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

               (ii) The value, less taxes (other than taxes on net
                    income), of all hydrocarbons in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Time, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

              (iii) Insurance premiums of $200 per month from the
                    effective date to Closing, for general liability, excess liability and operator's extra expense (which benefits accrue to Buyer pursuant to paragraph 1.3).

               (iv) General corporate overhead of $5,000 per month from
                    the Effective Time to the Closing Date to reimburse Seller for the cost to produce Council of Petroleum Accountants Societies ("COPAS") overhead revenues that accrue to Buyer. In the event that the parties determine it is necessary or convenient for Seller to continue as the operator of any of the Interests after the Closing Date (but until no later than July 31, 2003), then, as reimbursement for any overhead costs incurred by Seller in operating such Interests after the Closing Date, Buyer shall pay to Seller an additional amount of $5,000 on August 1, 2003.

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               (v)  Any other amounts agreed upon by Seller and Buyer.

          (b) The Purchase Price shall be adjusted downward by the following:

               (i)  Reductions due to Title Failures as provided in
                    Section 10.7.

               (ii) For uncured Title Defects and Contested Defects
                    pursuant to Section 10.8

              (iii) Reductions due to Environmental Defects as provided
                    in Section 11.3.

               (iv) The gross proceeds received by Seller, net of
                    applicable severance and production taxes and compression and transportation charges, and derived from the sale of hydrocarbons attributable to the Interests to the extent owned by Buyer between the Effective Time and the Closing Date, pursuant to the provisions of Section 1.6 above.

               (v) COPAS revenues received by Seller between Effective Time and Closing Date.

               (vi) Any other amounts agreed upon by Seller and Buyer.

          (c) Upward and downward adjustments to the Purchase Price pursuant to Section 2.3 shall be made only to the Money Payment.

     2.4 Purchase Price Allocation. The Purchase Price shall be allocated among the Interests as set forth in Exhibit "B" attached hereto (the "Allocated Values").

     2.5 Preliminary Settlement Statement. Seller shall prepare and deliver to Buyer at least five (5) "Business Days" (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required or authorized by law to be closed) prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section
2.2 (the "Preliminary Settlement Statement"). The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimation of any disputed amounts, which estimate shall be subject to adjustment in the Final Settlement Statement pursuant to Section 9.1.

                              ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following:


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          (a)     Seller is a privately-held corporation that is duly
organized, validly existing and in good standing under the laws of the State of Kansas, and Kansas is the only state in which any of the Interests are located.

          (b) Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized by Seller. The sole shareholders of Seller are Edward L. Broyles and Jay W. Warren.

          (d) This Agreement has been duly executed and delivered on behalf of Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms.

          (e) Other than as set forth in Exhibit "C" attached hereto and made a part hereof, there are no outstanding authorizations for expenditures ("AFEs") in excess of $25,000 each that (i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Interests, or (ii) obligate Seller to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Interests.

          (f) Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing documents; (ii) result in the breach of any material term or condition of, or constitute a default or cause the acceleration of any material obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

          (g) There are no consents required of any other party required to consummate the transactions contemplated hereby. After Closing, Buyer and Seller will be required to jointly file a notification of change of operator with the Kansas Corporations Commission, but no approval of such notification is required by Kansas law.

          (h) Seller is not party to any forward sales, hedging or other similar agreement relating to the sale of oil, gas or other minerals from the Interests and is not otherwise obligated to deliver hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment for the production attributable to Seller's ownership in and to the Interests by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay," or similar provisions, (ii) a production payment, or (iii) any other arrangement.

          (i) Except for those taxes and assessments for which a Purchase Price adjustment is made under Section 2.3(b)(v), during the period of Seller's ownership of the Interests, Seller has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable before the Effective Time.

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          (j)     Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

          (k) No suit, action, claim, or other proceeding is pending or, to the best of Seller's knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Interests and which might result in a material loss of Seller's title to any portion of the Interests, or a material diminution of the value of any of the Interests, or that might materially hinder or impede the operation of the Leases.

          (l) As used in this Agreement, the term, "Existing Documents" shall mean all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Interests, and all contractually binding arrangements to which the Interests may be subject and which will be binding on the Interests or Buyer after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, partnership agreements, unit agreements, unit operating agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To the best of Seller's knowledge, (i) all material Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) Seller is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and
(iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and Seller has received no notice of default under any of the Existing Documents.

          (m) To the best of Seller's knowledge, all of the Equipment Seller requires to operate its interests has been maintained in a state of repair so as to be adequate for normal operations.

          (n) To the best of Seller's knowledge, all of the Wells that have been drilled and completed have been so drilled and completed within the boundaries and limits permitted by contract, pooling or unit agreement, and by law; and all drilling, completion, and other operations on or affecting the Leases have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency. No Well is subject to penalties or allowables after the date hereof because of any over-production or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any court or governmental body or agency.

          (o)     Except as set forth on Exhibit "D" attached hereto:

               (i) Seller's operations and activities with respect to the Interests comply in all material respects with all applicable governmental laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including any provisions requiring notice to government agencies under Environmental Laws.

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              (ii)  There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to Seller pending or, to the best of Seller' knowledge, threatened against Seller or any of the Interests relating in any way to the Environmental Laws.

             (iii) Neither Seller nor, to the best of Seller's knowledge, any other person has released, placed, stored, buried or dumped any Hazardous Substances, Oil, Pollutants or Contaminants or any other wastes on, beneath, or adjacent to the Leases operated by Seller, except for inventories of such substances to be used in the ordinary course of business of Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

              (iv) To the best of Seller's knowledge, Seller has not received any notice or order from any governmental or other public agency advising it that Seller is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants, or Contaminants or any other waste or substance affecting the Interests. Seller is not aware of any facts which might reasonably give rise to any such notice or order.

               (v)  The term "Cleanup" shall mean all actions required to:
                    (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

              (vi) The term "Environmental Laws" shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to polluting or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oil, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oil,

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                    Pollutants or Contaminants, and all laws and
                    regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

             (vii) The term "Hazardous Substances, Oils, Pollutants or Contaminants" shall mean all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, or defined as such by, or regulated as such under, any Environmental Law.

            (viii) The term "Release" or "Releases" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

          (p) Seller is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Seller is an experienced and knowledgeable investor in the equity securities of oil and gas companies and is familiar with the risks and uncertainties involved. An investment in the Buyer's Common stock is a suitable investment for Seller. Seller has received copies of, has reviewed and understands Buyer's Annual Report on Form 10-K for its fiscal year ended June 30, 2002, Buyer's proxy materials for its annual meeting of shareholders held on December 17, 2002, Buyer's Quarterly Reports on Form 10-Q for its quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, Buyer's Current Report on Form 8-K dated May 12, 2003 and such other information as Seller has deemed to be necessary to make an informed investment decision with respect to its investment in the Buyer's Common Stock. Seller is acquiring the Stock Payment for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, or laws pertaining to the distribution of securities.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

          (a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer is or will be prior to Closing duly qualified to conduct business in the State of Kansas.

          (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to purchase the Interests on the terms described in this Agreement and perform its other obligations under this Agreement.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized.

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          (d)     This Agreement has been duly executed and delivered by or on behalf of Buyer; all documents and instruments required hereunder to be executed and delivered by Buyer at or prior to Closing shall have been duly executed and delivered; and this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

          (e) All shares of the Common Stock of Buyer issued to Seller pursuant to this Agreement shall be duly authorized and when issued shall be fully paid, non-assessable shares of the Common Stock of Buyer and shall carry all of the same rights and privileges as all other issues of the Common Stock of Buyer, provided, however that the Parties acknowledge that such shares will not be registered stock until such shares are registered pursuant to Section 9.5.

          (f) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized.

          (g) Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Seller shall has any responsibility whatsoever.

          (h) Prior to Closing, Buyer will have inspected the Interests, the public records and Seller's files for all purposes, including, but not limited to, detecting the presence and concentration of naturally-occurring radioactive materials and satisfying itself as to the physical condition and environmental condition of the Interests, both surface and subsurface. In entering into this Agreement, Buyer has relied solely on its independent investigation of, and judgment with respect to, the Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller.

          (i) At Closing, Buyer will meet the bonding and other requirements required by all governmental authorities with respect to the Interests (and Seller agrees to provide Buyer, prior to Closing, with a list of such requirements) and, after Closing, Buyer anticipates that it will continue to be able to meet such bonding requirements. Buyer is, and after the Closing is expected to continue to be, otherwise qualified to own the Interests. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation. Buyer is not aware of any fact that could reasonably be expected to cause the appropriate governmental authorities to fail to unconditionally approve the assignment of the Interests to Buyer. Seller will cooperate and will assist Buyer relating to the preparation and presentation of documents relating to changes in ownership and/or operatorship of the Interests.

          (j) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, or laws pertaining to the distribution of securities.

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          (k)     Buyer has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to Seller, by wire transfer, of the Adjusted Purchase Price in accordance with Section 2.3 and to otherwise perform Buyer's obligations under this Agreement.

                              ARTICLE 4
                     CERTAIN AGREEMENTS OF SELLER

     4.1 Agreements Between Execution of Agreement and Closing. During the period between the execution of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, (i) sell, convey, assign, transfer or encumber any of the Interests; (ii) make or agree to make any expenditure in excess of $25,000.00, net to Seller's interest, except for obligations under existing contracts, expenditures necessary to maintain the Interests, or in the event of any emergency as to which Seller has notified Buyer; (iii) sell oil, gas or other minerals from the Interests except sales made in the ordinary course of business; (iv) enter into any forward sales, hedging or similar agreements relating to the sale of oil, gas or other minerals from the Interests; (v) enter into any agreement amending, modifying or terminating any of the Leases; or (vi) take any other action with respect to any of the Interests that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof.

     4.2 Access to Records. Following the execution of this Agreement by the Parties, Seller shall afford to Buyer and its authorized representatives, during normal business hours, reasonable access to well and land files, title, contract and legal materials and operating data and information in Seller's possession or to which it has access affecting the Interests.

     4.3 Notification of Additional Proceedings. Seller shall promptly notify Buyer of any new suits, actions, claims or other proceedings threatened or pending before, or required to be filed with, any court, arbitrator or governmental agency which relate to the Interests.

     4.4 Consents. Seller shall use its best efforts to obtain any consents necessary to transfer the Interests to Buyer.

     4.5 Trading in Buyer's Stock. Neither the Seller nor its affiliates, insiders, agents and brokers shall be permitted to buy or sell shares, options, etc., in the common stock of Buyer until after Closing.

     4.6 Insurance. Seller shall maintain the general liability, excess liability and operator's extra expense insurance referenced in Subsection 2.3
(a) (iii) until Closing.

                               ARTICLE 5
                       CERTAIN AGREEMENTS OF BUYER

     5.1 Cooperation. Buyer shall cooperate with Seller to assist Seller in carrying out the agreements of Seller hereunder.

     5.2 Change of Operations. Buyer will diligently pursue the filing and other requirements to assume operations, where applicable, and ownership of the Interests, including without limitation, well testing, bonding and other requirements from all governmental authorities with respect to the Interests such that Seller can withdraw as operator of the Interests, where applicable, as soon as possible after Closing.

                              ARTICLE 6
                     BUYER'S CONDITIONS TO CLOSING

     The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to Closing of each of the following conditions:

     6.1 Representations. The representations and warranties by Seller set forth in Section 3.1 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except as modified with the written consent of Buyer.

     6.2 Changes. There shall have been no material adverse change in the physical condition of the Interests, except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer.

     6.3 Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement.

     6.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Interests, a material diminution in the value of any of the Interests, or materially interfere with the use or enjoyment of the Interests, except (i) matters that are disclosed on Exhibit "E" or (ii) any suit or proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

                              ARTICLE 7
                     SELLER'S CONDITIONS TO CLOSING

     The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to Closing of each of the following conditions:

     7.1 Representations. The representations and warranties by Buyer set forth in Section 3.2 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except as modified with the written consent of Seller.


     7.2 Performance. Buyer shall have timely performed and complied in all material respects with all agreements and covenants required by this Agreement.

     7.3 No Legal Proceedings. No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the sale contemplated by this Agreement, except (i) matters with respect to which Seller has been adequately indemnified by Buyer or (ii) any suit or other proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

                               ARTICLE 8
                                CLOSING

     8.1 Closing Date. Subject to the conditions stated in this Agreement, Closing shall occur on the date set forth in Section 1.5 or on such other date and time as Buyer and Seller may agree (the "Closing Date").

     8.2 Place of Closing. The Closing shall be held at the offices of Buyer as set forth in Section 15.2; provided, however, the Parties may agree to close via facsimile or overnight mail.

     8.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          (a) Seller shall execute and deliver: (1) an Assignment, Bill of Sale and Conveyance in the form attached hereto and made a part hereof as Exhibit "F" (the "Assignment") (in sufficient counterparts to facilitate recording) conveying the Interests, subject to the Permitted Encumbrances; and
(2) such other instruments as may be required to convey the Interests to Buyer and otherwise effectuate the transactions contemplated by this Agreement; including, but not limited to, appropriate change of operator forms.

          (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

          (c) Buyer shall deliver by direct bank or wire transfer to Seller or to Seller's account on behalf of Seller (at such place as may be designated by Seller in a written notice, such notice to be delivered to Buyer not less than two (2) Business Days prior to the Closing Date) the Money Payment of the Adjusted Purchase Price and shall deliver to Seller the Stock Payment of the Adjusted Purchase Price (less the amount of the Deposit).

          (d) Seller shall deliver on forms supplied by Buyer transfer orders or letters in lieu thereof, directing the operator or purchaser to make payment of proceeds attributable to production from the Interests after the Effective Time to Buyer.

          (e) Buyer and Seller shall execute and deliver the Registration Rights Agreement, as defined in Section 9.5 below.

     8.4 Records. In addition to the obligations set forth under Sections 4.2 and 8.3 above, within sixty (60) days after Closing, Seller shall deliver to Buyer all original well and land files in its possession or to which it has access. Buyer shall be entitled to all original records affecting the Interests assigned to Buyer pursuant to the terms of this Agreement. Seller shall be entitled to keep a copy of such records for its files. Buyer agrees to preserve and maintain such records for at least five (5) years after the Closing Date and to provide Seller access to such records during normal business hours during such period.

                              ARTICLE 9
                        POST-CLOSING MATTERS

     9.1     Final Settlement Statement.

          (a) As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment (other than adjustments for Title Defects) finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement no later than one hundred twenty (120) days after the Closing. The Parties shall employ that degree of effort as would prudent business persons engaged in ongoing business relationships to reach agreement as to the amounts due pursuant to such Final Settlement Statement no later than thirty (30) days after the submission to Seller of proposed changes to the Final Settlement Statement.

          (b) Should the Parties not reach agreement as to the amounts due pursuant to such Final Settlement Statement, the disputed items shall be submitted to KPMG, LLP for resolution. The decision of KPMG, LLP shall be considered final as between the Parties. Cost for KPMG, LLP and resolution of the dispute will be apportioned between Seller and Buyer in proportion to the award by KPMG.

          (c) The date upon which such agreement or resolution is reached shall be called the "Settlement Date." On the Settlement Date, should one party be obligated to the other by reason of the Final Settlement Statement, the indebted party shall pay to the other party, in immediately available funds, those monies determined to be due under the Final Settlement Statement. Until paid, all past due amounts hereunder shall bear interest at the lesser of prime plus two percent, as established by Bank of Oklahoma, N.A., in Oklahoma City, Oklahoma (computed based on a 360 day year) or the maximum lawful rate permitted by applicable law (the "Interest Rate").

     9.2 Unpaid Third Party Funds. At such time as Buyer and Seller agree on a Final Settlement Statement, Seller will transfer to Buyer all funds held by Seller in suspense for any third party owners of royalty, overriding royalty, working interests, mineral interests or other similar interests, attributable to the Interests, and will deliver all records in Seller's possession, including a schedule of such funds listing the owners thereof, which may be used to determine proper disbursement. Buyer shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless Seller from and against any and all cost, loss or expense of whatever kind, including attorneys' fees, arising from or in connection with the claim of any person, up to the amount listed on the schedule provided by Seller with respect thereto, with respect to the funds transferred to Buyer pursuant to this Section 9.2.

     9.3 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

     9.4 Survival. All representations and warranties set forth in this Agreement in Sections 3.1 and 3.2 shall survive the Closing for a period of three years, but no other representations and warranties shall survive the Closing.

     9.5 Buyer's Stock. Buyer shall agree to file a registration statement registering all shares of Buyer common stock to be issued to Seller hereunder within thirty (30) days of Closing under terms more specifically set out in the Registration Rights Agreement attached here to and made a part hereof as Exhibit "G" (the "Registration Rights Agreement").

     9.6 Tax Allocation. The parties agree that the Purchase Price shall be allocated as set forth on Exhibit B for Federal Income Tax purposes. Each party shall use such allocations in filing Form 8594 (Asset Acquisition Statement) with the IRS.

     9.7 Access to Records. Seller shall provide Buyer and Buyer's agents and accountants full and complete access to all of Seller's records that are reasonably necessary or convenient for Buyer to cause an audit of Seller's operation of the Interests to be conducted to the extent necessary to enable Buyer to fully comply with its public disclosure obligations under applicable securities laws and regulations, including, without limitation, Buyer's disclosure obligations under Section 13(d) of the Securities Exchange Act of 1934 and Regulation S-X promulgated thereunder.

                                ARTICLE 10
                              TITLE MATTERS

     10.1     Access to Title and Other Documents.

          (a) After the date hereof, Seller will make available to Buyer and to its representatives (such representatives to include employees, consultants, independent contractors, attorneys and other advisors of Buyer) for Buyer's copying and/or inspection (at Buyer's cost and expense), at Seller's offices during normal business hours the following documents in Seller's possession or under its control:

               (i) All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to the Interests.

               (ii) All of the lease records, lease files, leases,
                    conveyances and assignments of interest in the Leases; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; mortgages, deeds of trust, security agreements, and financing statements; and all other contracts, agreements and documents affecting the Interests.

             (iii) Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom for 2002 and years prior for which the applicable statute of limitations has not expired.

              (iv) All geological maps, geophysical surveys, ownership maps, seismic surveys, logs, core studies, and surveys relating to the Interests.

               (v) All production records; transportation agreements; contracts for the purchase of gas, oil, casinghead gas, distillate, gas condensate or other hydrocarbons; processing agreements; all correspondence relating to the Interests; and data sheets relating to the Interests and to bonuses, rentals and royalties payable with respect thereto.

              (vi) All agreements relating to the purchase, sale, processing, and transportation of production from the Wells.

             (vii) All bonds, leases, permits, easements, licenses, orders, saltwater disposal agreements, agreements with pumpers and other agreements in any way relating to the Interests or the operation thereof.

Reliance on such information shall be at the sole risk of the Buyer, and Seller make no guaranty or representation as to the accuracy or completeness of such data, except as otherwise provided in this Agreement.

          Seller shall authorize Buyer and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Seller (whether utilized in the past or present) concerning title related matters. Reliance on such information of such third parties shall be at the sole risk of the Buyer, and Seller makes no guaranty or representation as to the accuracy or completeness of such data.

     10.2 Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean the following, provided that the same shall not operate to reduce the net revenue interest or increase the gross working interest of a Well beyond that shown on Exhibit "A":

          (a) Lessors' royalties, non-participating royalties, overriding royalties, division orders, reversionary interests, and similar burdens.

          (b) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

          (c) All rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and neither Seller nor Buyer has no reason to believe they cannot be obtained.

          (d)     Such Title Defects as Buyer may have waived in writing.

          (e)     Rights reserved to or vested in any governmental authority.

          (f) Rights of a common owner of any Interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership.

          (g) Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Interests for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment which do not materially impair the rights held by Buyer or the use and enjoyment of the Interests.

          (h) Defects, irregularities and deficiencies in title to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such right-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer.

          (i) Zoning, planning and environmental laws and ordinances and municipal regulations.

          (j) Vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Seller.

          (k) Liens created under operating agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller.

          (l)     The terms and provisions of the Existing Documents.

     10.3 Good and Defensible Title. For the purposes of this Article 10, the term "Good and Defensible Title" shall mean, with respect to each of the Wells or Units described on Exhibit "A," that title of Seller which, subject to and except for Permitted Encumbrances:

          (a) Entitles Seller, throughout the lifetime of the relevant Well or if the duration of the interest in a Unit, to receive from such Well or Unit (free and clear of all royalties, overriding royalties, non-participating royalties, net profits interests, or other burdens on or measured by production of hydrocarbons) not less than the interest shown as the net revenue interest on Exhibit "A" in all hydrocarbons produced, saved and marketed from the Well or Unit and in the case of a Well, of all hydrocarbons produced, saved, and marketed from any unit of which the Well is a part and which is allocated to such Well; all without reduction, suspension, or termination of the interest in such Well or Unit.

          (b) Obligates Seller to bear the percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Well or Unit not greater than the gross working interest shown on Exhibit "A" without increase throughout the lifetime of the relevant Well or of the duration of the interest in a Unit.

          (c)     Is free and clear of liens, encumbrances and defects.

          (d) All irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller's title to the underlying Interest shall not be considered a Title Defect, including but not limited to (i) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than three (3) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of acknowledgments, questions of identity, trusts or trustees, executors and personal representatives, and the manner in which they executed documents or were identified thereon; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than six (6) years prior to the Effective Time but which remain unreleased of record; (v) defects or irregularities arising out of the lack of survey of specific land or lease description; (vi) defects or irregularities arising out of the lack of recorded powers of attorneys from corporations, banks, trusts or personal representatives to execute and deliver documents on their behalf or on behalf of others; and (vii) defects or irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

     10.4 Notice of Title Defect. Except for Permitted Encumbrances, any defect in title, lien, encumbrance, or defect that would cause Seller's title to any Interest underlying a Well or Unit described on Exhibit "A" not to be Good and Defensible Title shall be a title defect ("Title Defect"). Not later than five (5) days before the Closing Date (the "Warranty Claim Date"), Buyer must notify Seller in writing of any matter that Buyer considers to be a Title Defect ("Notice of Title Defect"), which notice shall include (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Well or Unit or the portion of the Interest underlying the Well or Unit that is affected by the Title Defect, (iii) Buyer's calculation of the amount ("Title Defect Amount") that the value of the Well or Unit should be reduced because of the Title Defect based on the Allocated Value shown on Exhibit "B," and (iv) appropriate supporting documentation.

          Notwithstanding anything to the contrary in this Agreement, the Buyer shall be deemed to have waived any Title Defect which the Buyer has not specifically asserted in its Notice of Title Defect presented before the Warranty Claim Date.

     10.5 Title Failure. Any item that Seller acknowledges is a Title Defect but that Seller is unwilling to cure shall be deemed a title failure ("Title Failure") and, subject to Section 10.7 below, the Purchase Price shall be reduced for such Title Defect pursuant to Section 2.3 unless, in Seller's reasonable judgment, it is unlikely that material losses, costs, expenses and liabilities will be experienced with respect to such Title Defect and Seller agrees to indemnify Buyer with respect thereto.

     10.6 Defect Notice; Seller's Opportunity to Cure. To the extent that Seller disputes that any item described in the Notice of Title Defect actually constitutes a Title Defect or disputes the Title Defect Amount assigned by Buyer to any such Title Defect ("Contested Defect"), Seller shall deliver to Buyer a notice so stating ("Defect Notice"). Subject to the provisions of
10.7 below, the portion of the Purchase Price attributable to Title Defects which Seller is willing to cure but which are uncured at Closing, or which are not waived by Buyer at Closing (including Contested Defects), shall be deposited into an escrow account pursuant to an escrow agreement agreed to by the Parties and the Assignment will be revised to delete all of that portion of the Interests affected by such Title Defects (including Contested Defects). If Seller fails to cure a Title Defect within ninety (90) days after Closing, it shall be deemed a Title Failure and the funds attributable to such Title Defect shall be released from escrow to Buyer and the property on which such Title Defect exists shall not be conveyed to Buyer.

     10.7 Title Purchase Price Adjustments. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for Title Failures and no escrow for Title Defects or Contested Defects unless and until the aggregate amount of such Title Defects (including Title Failures and Contested Defects) exceeds $50,000 and only for the amount in excess of such amount.

     10.8 Termination Amount. Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pursuant to this Article 10 and for Environmental Defects pursuant to Article 11 amount to five percent (5%) or more of the Adjusted Purchase Price (the "Termination Amount"), either Party shall have the option to terminate this Agreement, without any liability, upon written notice to the other Party; provided, however, that Seller shall refund the full amount of the Deposit to Buyer under such circumstances. For purposes of computing Title Defect Purchase Price adjustments, the Purchase Price at the Effective Time shall be the total Purchase Price as reflected in Exhibit B.

                               ARTICLE 11
                             ENVIRONMENTAL

     11.1 Inspection; Indemnity. Buyer and its authorized representatives, at Buyer's sole risk and expense, shall have the right to enter upon and inspect the real and personal properties comprising the Interests, and to conduct such well, environmental and other tests and assessments as Buyer shall deem appropriate, subject to the approval of the operator in the case of non-operated properties. Buyer shall repair any damages to the Interests resulting from its inspection and shall defend and hold Seller harmless from and against any and all losses, damages, claims, obligations, liabilities, expenses (including court costs and attorneys' fees) or causes of action directly resulting from damages caused by Buyer's inspection of the Interests.

     11.2 Environmental Assessment. As part of its inspection of the Interests, Buyer and its authorized representatives shall have the right to conduct soil and water tests and borings, and generally to conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer's sole judgment to make an environmental assessment of the Interests. Buyer shall keep any data or information acquired through such examination and the results of all analyses of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of Seller unless such disclosure is required by law. Buyer shall take all steps necessary to ensure that Buyer's authorized
representatives comply with the provisions of this Article 11.   If Buyer has
discovered in its environmental assessment circumstances which require remediation, control or other response under environmental laws, rules or regulations then in effect (an "Environmental Defect"), Buyer shall notify Seller of such circumstances as soon as practicable, but in no event less than thirty (30) days prior to Closing.

     11.3 Environmental Defects. If Buyer properly notifies Seller of an Environmental Defect related to an Interest, Buyer may (i) waive the Environmental Defect and Close, or (ii) request Seller to cure the Environmental Defect. If Buyer asks Seller to cure an Environmental Defect, and if the aggregate amount of all such Environmental Defects exceeds five percent (5%) of the Adjusted Purchase Price, Seller shall have the option (i) to cure the Environmental Defect, or (ii) to exclude the Interest affected by the Environmental Defect from this Agreement. If Seller elects to cure the Environmental Defect, but the cure has not been completed by Closing, the Interest affected by the Environmental Defect shall not be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the amount allocated to such Interest and such amount shall be deposited into the escrow account referred to in Section 10.6. If the Environmental Defect is cured within ninety (90) days after Closing, within five (5) days after the Environmental Defect is cured, Seller will convey to Buyer the Interest affected by the Environmental Defect and the applicable amount shall be released from escrow to Seller. If Seller elects to exclude the Interest affected by the Environmental Defect from this Agreement, the Purchase Price will be reduced by the allocated value of the Interest affected per Exhibit B.

                               ARTICLE 12
                     TERMINATION, DEFAULT AND REMEDIES

     12.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated in writing at any time at or prior to
Closing:

          (a) By the written agreement of both Parties whereupon neither Party hereto shall be liable to the other for damages of any kind.

          (b) By either of Buyer or Seller in the event that the adjustments to the Purchase Price exceed the Termination Amount, as provided for in Section 10.8 whereupon neither Party hereto shall be liable to the other for damages of any kind, but Seller shall refund the full amount of the Deposit to Buyer under such circumstances.

     12.2 Termination by Buyer. This Agreement may be unilaterally terminated by Buyer without any liability of any kind to Seller in the event that Closing does not occur by July 1, 2003, regardless of the reason therefor.

     12.3 Return of Documentation. Upon termination of this Agreement, within thirty (30) days Buyer shall return to Seller all title, geological data, reports, contracts, and maps and other information furnished by Seller to Buyer and all copies thereof.

     12.4 Survival of Confidentiality. Upon termination of this Agreement for any reason, the Parties agree that the confidentiality provisions of
Section 15.14 shall survive.

                              ARTICLE 13
                         DISPUTE RESOLUTION

     13.1 Dispute Resolution. If the Parties disagree as to any matter under this Agreement, including without limitation any dispute as to the termination, construction, validity, interpretation, enforceability or breach of the Agreement, they will first attempt to resolve such disagreement through a meeting, to be held within ten (10) days of such termination, of senior executives of each Party.

     13.2 Arbitration. If such meeting of senior executives of each Party fails to resolve the matter within thirty (30) days of the date of such meeting, then thereafter any such dispute, controversy or claim arising out of or in relation to or in connection with the Agreement or the operations carried out under this Agreement shall be exclusively and finally settled by arbitration in accordance with this Section 13.2. Either Party may submit such dispute, controversy or claim to arbitration by notice to the other Party.

          (a) The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within thirty (30) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) day period, the appointing authority for the implementation of such procedure shall be the Denver District Court in the City and County of Denver, Colorado, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Denver District Court refuses or fails to act as the appointing authority within ninety (90) Days after being requested to do so, then the appointing authority shall be the Presiding Judge of any other District in the State of Colorado mutually agreed upon by the Parties who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

          (b) Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

               (i) The arbitration proceedings shall be held in Denver, Colorado;

              (ii) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

             (iii) Any procedural issues shall be determined by the applicable laws of the State of Colorado, other than those laws which would refer the matter to another jurisdiction;

              (iv) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);



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
               (v) The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset, as decided by the arbitrators; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

              (vi) Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

             (vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Interest Rate;

            (viii) Judgement upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgement or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

              (ix) The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An Award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award; and

              (xi) If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

                              ARTICLE 14
                       ASSUMPTION OF OBLIGATIONS

     14.1 Assumption of Obligations. At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all Wells (whether then producing or temporarily or permanently abandoned), platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Interests; (ii) cap and bury all flow lines and (iii) dispose of other pipelines now or hereafter located on the Interests, and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Interests; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Interests on or after the Effective Time; and (c) all other costs, obligations and liabilities that

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
relate to the Interests and, in each case, arise from or relate to events occurring on or after the Effective Time. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

                               ARTICLE 15
                             MISCELLANEOUS

     15.1 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the Interests to Buyer shall be borne by Buyer.
In addition, the liability for any sales, use, transfer or similar tax associated with the sale and/or transfer of the Interests shall be the liability of, and for the account of, the Buyer and such liability shall not be subject to proration as provided in Section 2.3.

     15.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made when actually delivered, including delivery by courier, facsimile, telecopy, or other electronic medium, or if mailed by registered or certified mail, postage prepaid, addressed as follows:

SELLER:

JAED PRODUCTION COMPANY, INC.
110 East Central
Arkansas City, Kansas 67005
Telephone:  (620) 442-0826
Facsimile:  (620) 442-2816

With a Copy to:

Law Offices of Wilson & Brewer
110 South A Street
P. O. Box 896
Arkansas City, KS 67005-0896
Attn:  Robert B. Wilson, Esq.
Telephone:  (620) 442-1950
Facsimile:  (620) 442-1951


BUYER:

DELTA PETROLEUM CORPORATION
475 17th Street, Suite 1400
Denver, Colorado 80202
Attn: Roger A. Parker, Chief Executive Officer
Telephone:  (303) 293-9133
Facsimile:  (303) 298-8251



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
With a Copy To:
Krys Boyle, P.C.
600 17th Street, Suite 2700, South Tower
Denver, Colorado 80202
Att:  Stanley F. Freedman, Esq.
Telephone:  (303) 893-2300
Facsimile:  (303) 893-2882

     Either Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

     15.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.

     15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

     15.5 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     15.6 Counterparts. This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original instrument, but both of which together shall constitute but one and the same instrument.

     15.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

     15.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado without giving effect to the conflicts of law rules thereof. Any disputes concerning this Agreement or the subject matter hereof shall be brought in a court of competent jurisdiction of the State of Colorado.

     15.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     15.10 Assignment; Parties in Interest. Neither Party shall assign this Agreement without the other Party's prior written consent; provided, however, that this requirement shall not apply to a subsidiary or other affiliate of the assigning Party so long as the assigning Party remains responsible for its assignee's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

     15.11 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall caused to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the Interests to Buyer, to accomplish the orderly transfer of the Interests to


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
Buyer, or to otherwise effectuate the transactions contemplated by this Agreement. If either Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

     15.12 Press Release. Neither Party shall make any press release or other announcement in connection with the execution of this Agreement or the Closing without first consulting with the other Party. Following such consultation and good faith attempt to make reasonable accommodations, either Party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such Party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

     15.13 Subrogation. Buyer shall be subrogated to all rights, actions and warranties that Seller may have with respect to Seller's predecessors-in-interest as to the Interests.

     15.14 Confidentiality. Seller and Buyer agree that they will keep confidential and will not, except with the other's prior written consent or as required by applicable law, regulation or legal process, disclose (i) the existence or terms of this Agreement or the discussions hereunder; or (ii) any information which they obtain about the other during due diligence investigations and the negotiation of the transaction, and will not use any of such information for any reason or purpose other than to evaluate the transaction; provided, however, that each of Seller and Buyer may reveal such information to its respective accounting, legal and other representatives, and to Buyer's potential sources of financing for the transaction, who need to know such information for the purpose of evaluating the transaction and who agree to keep such information confidential. In the event either Party is requested pursuant to or required by applicable law, regulation or legal process to disclose any information required to be kept confidential hereunder, the Party requested or required to make such disclosure shall promptly notify the other Party so that such other Party may seek a protective order or other appropriate remedy. In addition, if either Seller or Buyer determines not to proceed with the transaction, each will promptly return to the other all written information in such Party and such Party's representatives' possession, including without limitation all internal notes and analyses prepared in connection with the transaction, provided information was provided in connection with this transaction, or promptly destroy all such information and confirm such destruction to the other in writing. Information to be returned shall not include information concerning Buyer that Seller possesses or shall possess in the future in its capacity as a shareholder of Buyer. Notwithstanding anything in this paragraph to the contrary, neither Seller nor Buyer will be required to keep confidential any information which
(a) is available to the public at the time of its disclosure to the other party or becomes publicly available after such disclosure other than by a breach of this letter, (b) becomes available to the party receiving the information on a non-confidential basis from a source which is not under any obligation to maintain its confidential basis or (c) is known by the party receiving the information prior to its disclosure and such knowledge can be demonstrated by written evidence.

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
     EXECUTED as of the date first above stated, but made effective as of the Effective Time.

                         SELLER:

                         JAED PRODUCTION COMPANY, INC



                         By /s/ Edward L. Broyles
                              Edward L. Broyles
                              President









                         BUYER:

                         DELTA PETROLEUM CORPORATION




                         By /s/ Roger A. Parker
                              Roger A. Parker
                              President and Chief Executive Officer


























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